Exhibit (c)(x)
 Discussion materials  March 17, 2025  Project Vista  1

 Situation Overview  Project Vista Process Review  Evolution of Casago Global, LLC(1) (“Casago”) & Davidson Kempner (“DK”) Proposals  Review of Casago Current Proposal  Vista Valuation  Today’s Agenda  Casago Global, LLC is the Parent and is indirectly acquiring Vista through its subsidiary Casago Holdings, LLC.  2  1  2

 Situation Overview  3

 Process Overview Pre-Signing  4  May  Jun  Jul  Initial Outreach and Marketing  Diligence was focused on potential of business and intrinsic value of assets  Counterparties dropped from process due to complexity of transformation to locally-driven, profitable business model, as well as overall transaction check size and potential future funding requirements to support the business  Aug  Sept  Oct  Expanded Marketing and Deep Diligence  Significant diligence done by financial sponsor  Allowed Casago and Roofstock to evaluate acquisition together to enhance likelihood of a transaction and improve ability to pay  3 strategic buyers passed given churn dynamics and potential post transaction capital requirements  Nov  Dec  Final Negotiations  Total Parties Contacted:   18  Submitted Bids:   4  Additional Parties Contacted:   5  Submitted Bids:   2  Active Parties Remaining:   1  Focus on go-forward business and transaction terms  Active negotiations between Vista and Casago regarding purchase price and conditions  Improved deal certainty through negotiations of key deal terms  Counterparty negotiated with RCF providers to ensure that sufficient RCF holders would approve amendment to allow for a change of control  Notes from Process  Situation Overview  1  At the direction of the Special Committee, PJT ran a broad process with 23 total parties engaging on a potential transaction.  Ultimately, only one counterparty was able to provide an actionable indication of interest ahead of signing the merger agreement with Casago on 12/30.

 Process Overview Post-Signing  5  January 2025  February 2025  March 2025  Vista and Casago commence post-signing, pre-closing work including initiating the sale process for specific Vista markets  DK’s two board members, Alan Liu and Luis Sosa resign from Vista’s Board  DK submits non-binding proposal at $5.25 per share, contingent on a full roll of the RCF and an amendment of the TRA along similar terms as in the existing Casago agreement, which also features an improved grid for the unit count purchase price adjustment mechanism  Based on positive discussions with J.P. Morgan and other RCF banks regarding rolling the RCF facility in their transaction, DK submits a revised non-binding proposal removing any financing contingency  Casago executes the non-solicitation waiver, allowing the Special Committee to fully engage with DK, including conducting negotiations, facilitating diligence, and allowing discussions with TRA holders  Casago submits a new non-binding proposal at $5.30 per share, removing the unit count threshold and termination right, but maintaining a reduced liquidity purchase price adjustment threshold ($8mm) and including an increased termination fee  DK submits an enhanced non-binding proposal at $5.75 per share that still maintains unit count and liquidity purchase price adjustment terms and proposes structuring the transaction as a tender offer to accelerate timeline to transaction close  Casago submits an updated non-binding proposal at $5.30 per share removing the all purchase price adjustments, including liquidity purchase price adjustment threshold  Casago’s updated offer set to expire at 9am ET on 3/17/25; if agreement is not reached at this time, Casago’s position would revert to the existing agreement  Situation Overview  1

1 Situation Overview

PJT Partners

Evolution of Bids Since Signing of Casago Merger Agreement

		Casago	DavidsonKempner	DavidsonKempner	Casago	DavidsonKempner	Casago
		12/30/24 *(Current Casago Agreement)*	2/3/25	3/11/25	3/13/25	3/14/25	**Current Terms**
Headline Purchase Price per Share *($)*		$5.02	$5.25	$5.25	$5.30	$5.75	**$5.30**
Starting Purchase Price Adj. Company Unit Threshold	As of Mar'25	32,000	32,000	32,000	Removed Purchase Price Adjustment and Termination Threshold	32,000	**Removed Purchase Price Adjustment and Termination Threshold**
	Reduction for Each Additional Month	(600) starting after 3/31/25	(600) starting after 3/31/25	(600) starting after 3/31/25		(600) starting after 3/31/25	
Company Unit Step Down Mechanism[(1)]		($0.10) for every 500 units lower	($0.10) for every 750 units lower	($0.10) for every 750 units lower		($0.10) for every 750 units lower	
Termination Company Unit Threshold		24,000	20,000	20,000		20,000	
Liquidity Purchase Price Adjustment Threshold[(2)] *($mm)*		$15mm	$15mm	$10mm	$8mm	$10mm	
Received >50% TRA Amendment Consent		Yes	No	No	Yes	No	Yes

Source: Vista Management.
(1) Calculations of net churn after any adjustments for approved markets as agreed to by both parties.
(2) "Liquidity" means, as of any date of determination, (a) Available Cash, plus (b) the amount by which the Commitments exceed the aggregate Revolving Exposures of all Lenders.

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 Source: Deloitte TRA NPV analysis.  Assumes Eric Breon / Mossytree consents to TRA waiver given involvement with DK on contemplated transaction.  These parties have indicated they would waive their TRA rights in any transaction.  DK is requiring an amendment to the TRA. As of 3/17/25, Moelis has reached out to TRA holders representing 86.6% of the TRA liability regarding a TRA amendment.   Holders representing 21.4% of the TRA (assuming the inclusion of Eric Breon(1)) have expressed a willingness to proceed with the TRA amendment on the DK transaction. Holders representing 59.5% of the TRA have confirmed they are not willing to proceed with the amendment.  Note: Deloitte TRA NPV analysis would need to be refreshed at $5.75 and may lead to different ownership percentages for each holder.  Tax Receivable Agreement (“TRA”) Amendment StatusAs of 3/17/25  7  Parties contacted on 3/7/25 were given deadline of 3/10/25 to express support for TRA amendment  Situation Overview  1  If Silverton Partners ultimately supports the DK transaction, figure would be 27.8%

 8  Vista’s Share Price Has Fallen Significantly Since De-SPAC  Source: Capital IQ, Press, Company filings.  Note: Market data as of the unaffected date of 12/27/24. This is the last day of trading prior to the announcement of the original Casago transaction on 12/30/24.  SHARE PRICE PERFORMANCE Since De-SPAC  10/21/22Lays off 280 workers  2/28/24Lays off 320 Workers  1/24/23Lays off 1,300 workers (17% of total workforce)  11/9/22Missed Consensus Q3’22 Adj. EBITDA by 22%  5/9/24Announces business transformation and organizational changes  9/6/231-for-20 Reverse Stock Split  Situation Overview  1  12/27/24Last trading day before transaction announcement with Casago on 12/30/24

 Source: Vista Management.  Note: Reflects Vista Management forecast as of 12/13/24.  Net of restructuring expenses and business combination costs as provided by Vista Management.  Previous Forecast vs. Actuals  9  Situation Overview  1

 Valuation Considerations  10

 Source: Company filings, Vista Management.  Note: Reflects Vista Management forecast as of 3/14/25.  Net of restructuring expenses and business combination costs as provided by Vista Management.   3/14/25  Reflects total M&A spend, net of cash acquired, as provided by Vista Management.  Net revenue  $ in mm  Adjusted EBITDA(1)  $ in mm  Vista Financial Forecast  11  ’21A – ’24A CAGR: 0.8%  Growth %  Margin %  ’25E – ’29E CAGR: 5.8%  ’26E – ’29E CAGR: 70.6%  Valuation  2

 Vista Definition of Cash  12  A  B  C  Key Commentary:  Unrestricted cash is available for the Company to utilize in its operations, although a large portion of the balance is owed to homeowners and in taxes to local governments  Restricted cash reflects business proceeds held in escrow funds due to state regulations  Similarly comprises funds owed to owners and governmental authorities  Cannot be used to fund the business  Current liabilities that are paid out after recognizing revenue and therefore reduce cash  Banks take a similar approach in their calculation of liquidity for the RCF financial covenant(1)  A  B  C  Valuation  2  Source: Vista Management.  Note: Reflects projected balance sheet information as provided by Vista Management. Reflects Vista Management forecast as of 3/14/25.  Liquidity matches Available Cash in the current situation where there is no revolver availability. If the Company has an undrawn revolver, that amount is included in Liquidity but not in Available Cash.

 Source: Vista Management.  Note: Reflects Vista Management forecast as of 3/14/25 and 12/13/24.  Net of restructuring expenses and business combination costs as provided by Vista Management.   Change in net working capital & other operating activities includes repayment of operating liabilities (i.e., financed insurance premiums and acquisition liabilities). Other non-cash adjustments include changes in long-term assets, such as reduction in right-of-use assets and intangible assets, and other income as provided by Vista Management.  Reflects Adj. EBITDA net of restructuring expense and business combination costs, SBC expenses, tax expenses, capital expenditures, change in net working capital & other operating activities, and other non-cash adjustments. Assumes tax rate of 26.1% on EBIT, as provided by Vista Management.  Summary of Certain Key Changes3/14/25 Forecast vs. 12/13/24 Forecast  13  Latest Forecast (3/14/25)  Prior Forecast (12/13/24)  Net revenue  ($ in millions)  Valuation  2  Drivers of Updated Forecast:  Continued headwinds in vacation rental industry led to lower-than-expected occupancy rates, driving drop in realized revenue over the last 3 months, resulting in lower revenue estimates in the future  Lower top-line forecast reduces future working capital requirements

 Valuation Analysis  14

 Valuation Summary  Source: Vista Management, Company filings, Wall Street research, Capital IQ.  Note: Market data as of the unaffected date of 12/27/24. Reflects Vista Management forecast as of 3/14/25.  Reflects the last trading day before Casago transaction announcement.  Reflects analyst reports published prior to the unaffected date of 12/27/24.  15  Unaffected  Share Price:   $3.81(1)  ($ per share, rounded to the nearest $0.10, except for 52-week high / low and analyst price targets)  Valuation  2  Casago  Purchase Price:  $5.30

2 Valuation

PJT Partners

Illustrative Discounted Cash Flow Analysis

Perpetual Growth Rate

($ in millions, except per share data)	*Projected*					Terminal
	Q2'25E - Q4'25E	2026E	2027E	2028E	2029E	Year
Net Revenue	**$650**	**$852**	**$919**	**$985**	**$1,031**	**$1,031**
% Growth		*3.4%*	*7.9%*	*7.2%*	*4.6%*	
Adj. EBITDA (Pre-SBC)[1]	**$20**	**$14**	**$41**	**$66**	**$70**	**$70**
% Growth		*NA*	*190.4%*	*61.8%*	*5.6%*	
% Margin	*3.1%*	*1.7%*	*4.4%*	*6.7%*	*6.8%*	
(-) SBC	(3)	(10)	(11)	(14)	(16)	(16)
Adj. EBITDA (Post-SBC)[1]	**$17**	**$4**	**$29**	**$53**	**$54**	**$54**
(-) D&A	(8)	(10)	(10)	(6)	(6)	(9)
EBIT	**$10**	**($6)**	**$19**	**$46**	**$48**	**$45**
(-) Tax Expenses[2]	–	–	(5)	(12)	(13)	(12)
NOPAT	**$10**	**($6)**	**$14**	**$34**	**$36**	**$33**
(-) Capital Expenditures	(5)	(7)	(8)	(8)	(9)	(9)
(-) Change in NWC & Other Operating Activities[3]	(44)	31	(12)	(20)	(23)	–
(+) D&A	8	10	10	6	6	9
(+) Other Non-Cash Adjustments[4]	6	4	5	5	5	5
Unlevered FCF	**($26)**	**$32**	**$10**	**$17**	**$14**	**$38**
(x) Discount Factor[5]	0.93	0.80	0.66	0.55	0.46	0.46
Discounted Cash Flow	**($24)**	**$26**	**$7**	**$10**	**$7**	**$17**

Perpetual Growth Rate	2.0%			2.5%			3.0%		
WACC	19.0%	20.0%	21.0%	19.0%	20.0%	21.0%	19.0%	20.0%	21.0%
PV of Cash Flows	$26	$25	$24	$26	$25	$24	$26	$25	$24
PV of Terminal Value	109	99	91	112	102	93	117	106	97
TEV	**$134**	**$124**	**$114**	**$138**	**$127**	**$117**	**$142**	**$131**	**$120**
(-) Convertible Notes[6]	(38)	(38)	(38)	(38)	(38)	(38)	(38)	(38)	(38)
(-) Gross Debt[7]	(81)	(81)	(81)	(81)	(81)	(81)	(81)	(81)	(81)
(+) Available Cash[8]	51	51	51	51	51	51	51	51	51
Implied Equity Value (Excl. NOLs)	**$66**	**$56**	**$46**	**$70**	**$59**	**$49**	**$74**	**$63**	**$52**
Implied Share Price (Excl. NOLs)[9]	**$2.86**	**$2.41**	**$2.00**	**$3.03**	**$2.55**	**$2.13**	**$3.20**	**$2.70**	**$2.26**
Premium / (Discount) to Unaffected	*(24.9%)*	*(36.8%)*	*(47.4%)*	*(20.5%)*	*(33.0%)*	*(44.1%)*	*(15.9%)*	*(29.0%)*	*(40.6%)*
(+) PV of NOL	9	8	8	9	8	8	9	8	8
Implied Equity Value (Incl. NOLs)	**$75**	**$64**	**$54**	**$79**	**$67**	**$57**	**$83**	**$71**	**$60**
Implied Share Price (Incl. NOLs)[9]	**$3.24**	**$2.76**	**$2.34**	**$3.41**	**$2.91**	**$2.47**	**$3.59**	**$3.07**	**$2.61**
Premium / (Discount) to Unaffected	*(15.0%)*	*(27.5%)*	*(38.7%)*	*(10.4%)*	*(23.6%)*	*(35.2%)*	*(5.7%)*	*(19.5%)*	*(31.6%)*
Memo: Implied 2029E EBITDA Multiple (excl. NOL)[10]	*3.6x*	*3.4x*	*3.2x*	*3.7x*	*3.5x*	*3.3x*	*3.8x*	*3.6x*	*3.4x*
Memo: Implied 2029E Net Revenue Multiple (excl. NOL)[10]	*0.2x*	*0.2x*	*0.2x*	*0.2x*	*0.2x*	*0.2x*	*0.3x*	*0.2x*	*0.2x*

Key Assumptions:

- Valuation date of 3/31/24
- Assumes 26.1% effective tax rate, as provided by Vista Management

Source: Vista Management.
Note: Market data as of the unaffected date of 12/27/24. Based on projected balance sheet information as of 3/31/25 as provided by Vista Management. Assumes mid-year convention. Reflects Vista Management forecast as of 3/14/25.
(1) Net of restructuring expenses and business combination costs as provided by Vista Management.
(2) Assumes 26.1% tax rate, as provided by Vista Management.
(3) Includes repayment of operating liabilities (i.e., financed insurance premiums and acquisition liabilities) as provided by Vista Management.
(4) Includes changes in long-term assets, such as reduction in right-of-use assets and intangible assets, and other income as provided by Vista Management.
(5) Assumes WACC of 20.0%. See Vista Illustrative WACC analysis in appendix for further details.
(6) Reflects convertible notes of $39mm based on $30mm investment and MOIC of 1.3x, net of 2.5% fees paid.
(7) Includes revolver.
(8) Reflects sum of unrestricted cash and restricted cash, net of funds payable to owners and hospitality & sales tax payable.
(9) Based on FDSO of ~23mm. Includes impact of dilutive securities such as options and RSUs, per Vista Management guidance for 3/31/25. Class G shares conversion assumes 4/30/25 transaction close date.
(10) Based on 2029E Adj. EBITDA of $70mm and Net Revenue of $1,031mm.

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2 Valuation

PJT Partners

NOL Valuation

Key Assumptions:

> Valuation date of 3/31/25

> Perpetual growth rate of 2.5% in post-forecast period (2030E – 2042E)

> Assumes 26.1% effective tax rate, as provided by Vista Management

($ in millions)	Projected																		
	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E
Pretax Income	**($148)**	**($32)**	**($17)**	**$8**	**$39**	**$46**	**$47**	**$48**	**$49**	**$50**	**$52**	**$53**	**$54**	**$56**	**$57**	**$58**	**$60**	**$61**	**$63**
Taxable Income[1]	**(12)**	**(23)**	**(16)**	**(3)**	**10**	**10**	**10**	**11**	**12**	**13**	**14**	**18**	**21**	**34**	**37**	**38**	**39**	**40**	**41**
Pre-TCJA NOLs																			
Beginning Balance	$10	$10	$10	$10	$10	–	–	–	–	–	–	–	–	–	–	–	–	–	–
(-) Utilization	–	–	–	–	(10)	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Ending Balance	**$10**	**$10**	**$10**	**$10**	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
Total Federal NOLs (excl. Pre-TCJA)																			
Beginning Balance	$212	$224	$246	$262	$266	$265	$258	$250	$241	$232	$222	$210	$196	$179	$152	$122	$92	$61	$29
(+) Additions	12	23	16	3	–	–	–	–	–	–	–	–	–	–	–	–	–	–	–
(-) Utilization	–	–	–	–	(0)	(8)	(8)	(8)	(9)	(10)	(11)	(14)	(17)	(27)	(30)	(30)	(31)	(32)	(29)
Ending Balance	**$224**	**$246**	**$262**	**$266**	**$265**	**$258**	**$250**	**$241**	**$232**	**$222**	**$210**	**$196**	**$179**	**$152**	**$122**	**$92**	**$61**	**$29**	–
NOLs Utilized	–	–	–	–	**$10**	**$8**	**$8**	**$8**	**$9**	**$10**	**$11**	**$14**	**$17**	**$27**	**$30**	**$30**	**$31**	**$32**	**$29**
(x) Tax Rate		26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%	26.1%
Value of NOLs		–	–	–	**$3**	**$2**	**$2**	**$2**	**$2**	**$3**	**$3**	**$4**	**$4**	**$7**	**$8**	**$8**	**$8**	**$8**	**$8**
TRA NOLs Utilized	–	–	–	–	–	–	–	–	–	–	–	–	–	–	14	30	31	32	29
TRA Payout on NOL Usage[2]	–	–	–	–	–	–	–	–	–	–	–	–	–	–	**$3**	**$7**	**$7**	**$7**	**$6**
Value of NOLs to Vista		–	–	–	**$3**	**$2**	**$2**	**$2**	**$2**	**$3**	**$3**	**$4**	**$4**	**$7**	**$5**	**$1**	**$1**	**$1**	**$1**
(x) Discount Factor[3]		0.93	0.80	0.66	0.55	0.46	0.38	0.32	0.27	0.22	0.19	0.15	0.13	0.11	0.09	0.07	0.06	0.05	0.04
PV of NOLs		–	–	–	**$1**	**$1**	**$1**	**$1**	**$1**	**$1**	**$1**	**$1**	**$1**	**$1**	**$0**	**$0**	**$0**	**$0**	**$0**

Perpetual Growth Rate	2.0%			2.5%			3.0%		
Cost of Equity	19.0%	20.0%	21.0%	19.0%	20.0%	21.0%	19.0%	20.0%	21.0%
Sum of NOLs Utilized	$262	$262	$262	$276	$276	$276	$276	$276	$276
Sum of PV of NOLs	$9	$8	$8	$9	$8	$8	$9	$8	$8

Source: Vista Management.
Note: Pretax income forecast as of 3/14/25. NOL forecast as of 12/11/24.
(1) Taxable income assumes ~62% of Vista Holding estimate, as provided by Vista Management.
(2) TRA payout assumes 85% of value of TRA NOLs utilized, based on 26.1% tax rate, as provided by Vista Management.
(3) Assumes WACC of ~20.0%. See Vista Illustrative WACC analysis in appendix for further details.

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Appendix  18

 19  Vista Illustrative WACC Analysis  Source: Company filings, Bloomberg, Capital IQ, U.S. Treasury.  Assumes Vista has no debt in long-term steady state.  20-year U.S. Treasury rate.  Historical supply-side equity risk premium (historical equity risk premium minus price-to-earnings ratio calculated using three-year average earnings).  CRSP 10y decile size premium.  Calculated as risk-free rate + beta-adjusted equity risk premium + size premium.  Reflects historical beta for Vista since going public in December 2021.  ($ in millions)  Key Dates:  Beta and size premium as of the unaffected date of 12/27/24  Risk free rate and equity risk premium as of 3/14/25

 Illustrative Analysis at Various Prices  20  Source: Company filings, Vista Management, Capital IQ.  Note: Market data as of the unaffected date of 12/27/24. Based on projected balance sheet information as of 3/31/25 as provided by Vista Management. Reflects Vista Management forecast as of 3/14/25.  Based on FDSO of ~23mm. Includes impact of dilutive securities such as options and RSUs, per Vista Management guidance for 3/31/25.  Reflects convertible notes of $38.25mm based on $30mm investment and MOIC of 1.3x, net of 2.5% fees paid.  Includes revolver.  Reflects sum of unrestricted cash and restricted cash, net of funds payable to owners and hospitality & sales tax payable.  Reflects Vista Management forecast as of 3/14/25.  Original Casago  Headline  Purchase Price  For Reference Only  Latest   Casago  Purchase Price  Unaffected Date: 12/27/24

 Vista Broker Research Perspectives  Source: Wall Street research, Capital IQ.  Note: Market data as of the unaffected date of 12/27/24.   21  For Reference Only  As of the unaffected date of 12/27/24.

 Vista Broker Financial Forecast  Source: Wall Street research, Vista Management.  Note: Reflects Vista Management forecast as of 3/14/25.  Net of restructuring expenses and business combination costs as provided by Vista Management.   22  ($ in millions)  For Reference Only  As of the unaffected date of 12/27/24.

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